UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2021

HEALTHCARE TRIANGLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40903	84-3559776
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4309 Hacienda Dr., Suite 150 Pleasanton, CA	94588
(Address of registrant’s principal executive office)	(Zip code)

(925) 270-4812

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HCTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2021, Healthcare Triangle, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, named on Schedule 1 thereto (the “Underwriter”), relating to the Company’s initial public offering (the “Offering”) of 3,262,500 shares (the “Company Shares”) of the Company’s common stock, par value $0.00001 per share, at an initial public offering price of $4.00 per share. Pursuant to the Underwriting Agreement, in exchange for the Underwriter’s firm commitment to purchase the Company Shares, the Company agreed to sell the Company Shares to the Underwriter at a purchase price of $3.68 (the public offering price less an 8% discount) and issue the Underwriter a warrant to purchase 261,000 shares of the Company’s common stock at an exercise price of $4.40, which is 110% of the initial public offering price. The Underwriter’s warrant may be exercised beginning on April 11, 2022 until October 12, 2026.

Pursuant to the Underwriting Agreement, the Company granted the Underwriter a 45-day over-allotment option to purchase up to an additional 489,375 shares of our common stock, equivalent to 15% of the Company Shares.

Separately from the Underwriting Agreement, the Company registered the sale by certain selling stockholders of up to 1,293,657 shares of our common stock pursuant to the registration rights in their warrants (“Selling Stockholder Shares”).

The Company Shares were offered and sold pursuant to the Company’s registration statement on Form S-1 (File No. 333-259180) (the “Registration Statement”) and filed with the Securities and Exchange Commission (the “Commission”) and the final prospectus filed with the Commission pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). The Selling Stockholder Shares were registered pursuant to the Registration Statement. The Registration Statement was declared effective by the Commission on October 12, 2021. The closing of the offering for the Company Shares took place on October 15, 2021. Aggregate gross proceeds from the closing will be $13,050,000 (or $15,007,500 if the underwriters’ option to purchase additional shares is exercised in full), not including any proceeds from the sale of the Selling Stockholder Shares. However, the Company will receive up to approximately $2,618,654 if all of the warrants owned by the Selling Stockholders are exercised. The Company intends to use the net proceeds from the offering for acquisitions (although it has no current plans, arrangements, or agreements for any acquisitions), convertible note repayment, working capital and for general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Company’s officers and directors and their affiliates and certain existing stockholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock until April 15, 2022 without the prior written consent of the Underwriter.

The Underwriting Agreement and the Underwriter’s warrant are filed as Exhibits 1.1 and 4.1 to this Current Report on Form 8-K (this “Current Report”), respectively, and the description of the material terms of the Underwriting Agreement and the Underwriter’s warrant are qualified in its entirety by reference to such exhibits.

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Item 8.01. Other Events.

On October 12, 2021, the Company issued a press release announcing that it had priced the underwritten public offering described in Item 1.01 of this Current Report. The Company’s press release is filed as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

On October 15, 2021, the Company issued a press release announcing that it had closed its underwritten public offering of 3,262,500 common shares at $4.00 per share. The Company received aggregate gross proceeds from the closing of approximately $13.0 million, without deducting underwriting discounts and commissions and fees and other estimated offering expenses. The Company’s press release is filed as Exhibit 99.3 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated October 12, 2021.
4.1	Underwriter’s Warrant dated October 15, 2021
99.1	Press Release dated October 12, 2021.
99.2	Press Release dated October 15, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2021	HEALTHCARE TRIANGLE, INC.

	By:	/s/Suresh Venkatachari
	Name:	Suresh Venkatachari
	Title:	Chief Executive Officer

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